Exhibit 99.2
Contact:
Gordon Link
Chief Financial Officer
NewLink Genetics
515.598.2925
glink@linkp.com

Eric Goldman
Vice President Public Relations
Rx Communications Group
917.322.2563
egoldman@rxir.com

FOR IMMEDIATE RELEASE

NewLink Genetics HyperAcute® Lung (tergenpumatucel-L) Immunotherapy Demonstrates a Correlation Between Immune Response and Survival in Patients with Non-Small Cell Lung Cancer

AMES, Iowa, June 4, 2012 - NewLink Genetics Corporation (Nasdaq: NLNK) announced its HyperAcute® Lung (tergenpumatucel-L) immunotherapy will be featured today in a poster presentation (abstract number 2571) at the American Society of Clinical Oncology (ASCO) 2012 Annual Meeting being held in Chicago, IL. The abstract entitled “Correlation of interferon-g (IFN) response with survival in a phase II hyperacute (HAL) immunotherapy trial for non-small cell lung cancer (NSCLC)” will be shown in S Hall A2 from 8:00AM to 12:00 PM . The study presented by Dr. John C. Morris, Professor and Director of Thoracic Cancer Division at the University of Cincinnati, demonstrated a direct correlation between immune response and survival in non-small cell lung cancer patients. In addition, patient survival compared favorably to that seen in patients receiving other second-line chemotherapy agents, suggesting encouraging clinical benefit.

“The overall survival data is particularly remarkable when compared to current standard-of-care, which primarily utilizes cytotoxic chemotherapy agents with their associated debilitating side effects” commented Dr. Nick Vahanian, President, Chief Medical Officer, NewLink Genetics.

“These data suggest an intriguing relationship between a patient's immunological response to tergenpumatucel-L and overall survival,” said Dr. John C. Morris. He added, “Survival of the late stage patients in this study compares favorably with that seen in approved agents and there is emerging data to suggest that patient response to some of these agents may be enhanced by prior treatment with tergenpumatucel-L.”

Phase 1B/2 Study Design

Seventeen patients were treated in the Phase 1 portion of the study and 37 patients were treated in the phase 2 portion. Patients had metastatic or recurrent NSCLC and had failed first-line chemotherapy. Twenty-eight of the 37 phase 2 patients were evaluable for clinical response. All phase 2 patients received 300 million cells per injection every two weeks for up to eight scheduled doses. Serum samples were collected before and after immunization and then at two-month follow-up visits. Peripheral blood mononuclear cells (PBMC) were collected prior to immunization and after the fourth and eighth vaccinations. Response was determined using RECIST criteria.

Results

There were 28 patients in the phase 2 portion of the study evaluable for response. Among these patients median overall survival was 11.3 months. Eight patients (28.5%) demonstrated stable disease after 16 weeks of treatment, including one patient that initially progressed and later regressed, surviving over 40 months. Eighteen patients with pre-immunization and post-immunization serum samples were tested for elevations in interferon-gamma response to drug. Eleven of these 18 responded with increased interferon-gamma, and the overall survival of these patients was 21.9 months. The increase in overall survival of patients with increased interferon gamma compared to non-responders was statistically significant with a p-value of 0.044. Six of the 11 responders showed reactivity to CL4-H522, a cellular target not present in HyperAcute Lung, suggesting cross priming to shared antigens.

Safety and Tolerability

No serious adverse events were reported as definitely or probably attributable to HyperAcute Lung. The most frequently observed adverse events attributable to the therapy were skin reactions at the site of injection. These were generally either acute inflammatory reactions or delayed-type hypersensitivity reactions that resolved without intervention in the vast majority of cases.

Dr. Charles Link, CEO and Chairman of NewLink stated that, “We are gratified that in addition to seeing positive clinical data with our HyperAcute-Lung product candidate, this study provides us with meaningful insight into the fundamental mechanisms by which this class of immunotherapies work.”

About HyperAcute Lung

The HyperAcute Lung product candidate, tergenpumatucel-L, consists of a group of three separate allogeneic lung tumor cell lines grown in large cultures, then harvested, packaged and irradiated. These cells are representative of the three major types of NSCLC and are modified to express the gene encoding the alpha galactosyl transferase enzyme. This enzyme modifies the surface of the cells in tergenpumatucel-L to make them more easily recognized and attacked by the immune system. After vaccination with tergenpumatucel-L, some patients' immune systems respond by recognizing new lung cancer antigens in ways thought to be helpful in fighting their own tumor.

About NewLink Genetics Corporation

NewLink Genetics Corporation is a biopharmaceutical company focused on discovering, developing and commercializing novel immunotherapeutic products to improve cancer treatment options for patients and physicians. NewLink's portfolio includes biologic and small molecule immunotherapy product candidates intended to treat a wide range of oncology indications. NewLink's product candidates are designed with an objective to harness multiple components of the innate immune system to combat cancer, either as a monotherapy or in combination with current treatment regimens, without incremental toxicity. NewLink's lead product candidate, HyperAcute Pancreas cancer immunotherapy is being studied in a Phase 3 clinical trial in surgically resected pancreatic cancer patients (patient information is available at http://

www.pancreaticcancer-clinicaltrials.com) under a Special Protocol Assessment with the U.S. Food and Drug Administration. NewLink and its collaborators have completed patient enrollment for a Phase 2 clinical trial evaluating its HyperAcute Lung cancer immunotherapy product candidate for non-small cell lung cancer and a Phase 2 clinical trial for its HyperAcute Melanoma cancer immunotherapy product candidate. NewLink also is developing NLG8189, or D-1MT, a small molecule, orally bioavailable product candidate from NewLink's proprietary indoleamine (2, 3) dioxygenase, or IDO, pathway inhibitor technology. Through NewLink's collaboration with the National Cancer Institute, NewLink is studying NLG8189 in various chemotherapy and immunotherapy combinations in two Phase 1B/2 safety and efficacy clinical trials. For more information please visit www.linkp.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the prospects for HyperAcute Lung and its mechanism of action. Such statements are based on management's current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with clinical trials and the regulatory approval process. These and other factors are identified and described in more detail in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's annual report on Form 10-K for the year ended December 31, 2011, as amended, and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.